QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.6

CROSSTEX ENERGY GP, LLC
EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into this    day of                        , 2002 (the "Effective Date"), by and between Crosstex Energy GP, LLC, a Delaware limited liability company (the "Company"), and                        , an individual ("Employee").

ARTICLE I
Definitions and Interpretations

        1.1.    Definitions.     For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires, the following terms shall have the following respective meanings:

        "Accounting Firm" shall have the meaning set forth in Section 3.4(c).

        "Base Salary" shall have the meaning set forth in Section 3.1.

        "Board" means the Board of Directors of the Company.

        "Cause" means (i) Employee has failed to perform the duties assigned to him and such failure has continued for thirty (30) days following delivery by the Company of written notice to Employee of such failure, (ii) Employee has been convicted of a felony or misdemeanor involving moral turpitude, (iii) Employee has engaged in acts or omissions against the Company constituting dishonesty, breach of fiduciary obligation, or intentional wrongdoing or misfeasance, (iv) Employee has acted intentionally or in bad faith in a manner that results in a material detriment to the assets, business or prospects of the Company, or (v) Employee has breached any obligation under this Agreement.

        "Change in Control" shall be deemed to have occurred if (i) Crosstex Energy Holdings Inc., a Delaware corporation, and/or its affiliates, collectively, no longer directly or indirectly hold a controlling interest in Crosstex Energy GP, L.P. or the Company and Employee does not remain employed by the Company upon the occurrence of such event (whether Employee's employment is terminated voluntarily or by the Company), (ii) Yorktown Energy Partners V, L.P., a Delaware limited partnership, or its affiliates or partners, cease to own as a group a controlling interest in Crosstex Energy Holdings Inc. and Employee does not remain employed by the Company upon the occurrence of such event (whether Employee's employment is terminated voluntarily or by the Company), or (iii) the Company has caused the sale of at least fifty percent (50%) of the assets of the Partnership.

        "Code" shall mean the Internal Revenue Code of 1986, as amended, and any successor statute or statutes.

        "Company Group" shall mean the Company, Crosstex Energy GP, L.P., the Partnership, Crosstex Energy Services, Ltd., and their respective affiliates and subsidiaries.

        "Confidential Information" shall have the meaning set forth in Section 5.1.

        "Disability" shall mean a physical or mental condition of Employee that, in the good faith judgment of not less than a majority of the entire membership of the Board (excluding Employee, if Employee is then a member of the Board), based upon certification by a licensed physician reasonably acceptable to Employee and the Board, (i) prevents Employee from being able to perform the services required under this Agreement, (ii) has continued for a period of at least 180 days during any 12-month period, and (iii) is expected to continue.

        "Good Reason" means any of the following: (i) the assignment to Employee of any duties materially inconsistent with Employee's position (including a materially adverse change in Employee's office, title and reporting requirements), authority, duties or responsibilities; (ii) the Company's requiring Employee to be based at any office other than offices in the greater Dallas, Texas area; (iii) any termination by the Company of Employee's employment other than as expressly permitted by this Agreement; (iv) a breach or violation by the Company of any material provision of this Agreement, which breach or violation remains unremedied for more than 30 days after written notice thereof is given to the Company by Employee. For purposes of this definition, no act or failure to act on the Company's part shall be considered a "Good Reason" unless Employee has given the Company written notice of such act or failure to act within 30 days thereof and the Company fails to remedy such act or failure to act within 30 days of its receipt of such notice.

        "Gross Up Payment" shall have the meaning set forth in Section 3.4(b).

        "Partnership" means Crosstex Energy, L.P., a Delaware limited partnership.

        "Person" means any individual, partnership, joint venture, corporation, trust, unincorporated organization or any other entity.

        "Restricted Period" shall have the meaning set forth in Section 5.2(a).

        "Severance Plan" shall have the meaning set forth in Section 4.1(e).

        "Total Payment" shall have the meaning set forth in Section 3.4(a).

        1.2.    Interpretations.

        (a)  In this Agreement, unless a clear contrary intention appears, (i) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, (ii) reference to any Article or Section, means such Article or Section hereof, (iii) the words "including" (and with correlative meaning "include") means including, without limiting the generality of any description preceding such term, and (iv) where any provision of this Agreement refers to action to be taken by either party, or which such party is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such party.

        (b)  The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

ARTICLE II
Employment of Employee

        2.1.    Employment.     The Company agrees to employ Employee and Employee agrees to be employed by the Company upon the terms and conditions of this Agreement, commencing on the date hereof and continuing until terminated as provided in Section 4.1.

        2.2.    Position and Duties.     While employed hereunder, Employee shall serve as the                        of the Company and shall have and may exercise all of the powers, functions, duties and responsibilities normally attributable to such position and shall have such additional duties and responsibilities commensurate with such position as may from time to time be reasonably assigned to Employee by the Board. Employee shall observe and comply with all lawful policies, directions and instructions of the Board, which are consistent with the foregoing provisions of this Section 2.2, and shall endeavor to promote the business, reputation and interests of the Company and the other members of the Company Group, including the Partnership.

        2.3.    Devotion of Time.     Employee shall devote substantially all of his business time, attention, skill and efforts to the faithful and efficient performance of his duties hereunder. Notwithstanding the foregoing, Employee may engage in the following activities so long as they do not interfere in any material respect with the performance of Employee's duties and responsibilities hereunder: (i) service on corporate, civic, religious, educational and/or charitable boards or committees and (ii) management of his personal investments.

        2.4.    Place of Employment.     Employee's place of employment hereunder shall be at the Company's principal executive offices in the greater Dallas, Texas area.

ARTICLE III
Compensation and Benefits

        3.1.    Compensation; Bonus.     For services rendered by Employee under this Agreement, the Company shall pay to Employee an annual base salary of $                        (the "Base Salary"), payable in accordance with the Company's payroll practice for its executives as it is earned. The Board shall review the Base Salary at least annually and may adjust the amount of the Base Salary at any time as the Board may deem appropriate in its sole discretion; provided, however, that in no event may the Base Salary be decreased below the above stated amount without the prior written consent of Employee. Employee shall be eligible for annual bonuses and participation in other short-term or long-term incentive plans at the discretion of the Board.

        3.2.    Reimbursement of Expenses.     The Company shall reimburse Employee for all ordinary and necessary expenses incurred and paid by Employee in the course of the performance of Employee's duties pursuant to this Agreement and consistent with the Company's policies in effect from time to time with respect to travel, entertainment and other business expenses, and subject to the Company's requirements with respect to the manner of approval and reporting of such expenses.

        3.3.    Additional Benefits.     Employee shall be entitled to receive all employee benefits, fringe benefits, vacations and other perquisites that may be offered by the Company to its executives as a group, including participation by Employee and, where applicable, Employee's dependents, in the various employee benefit plans or programs (including pension plans, profit sharing plans, incentive plans, health plans, life insurance and disability insurance) provided to executives of the Company in general, subject to meeting the eligibility requirements with respect to each of such benefit plans or programs. However, nothing in this Section 3.3 shall be deemed to prohibit the Company from making any changes in any of the plans, programs or benefits described herein.

        3.4.    Gross Up Payment

        (a)  If the payments and benefits provided to Employee under this Agreement or under any other agreement with, or plan of, the Company (the "Total Payment") (i) constitute a "parachute payment" as defined in Section 280G of the Code and exceed three times Employee's "base amount" as defined under Code Section 280G(b)(3) by less than 10% of three times Employee's base amount, and (ii) would, but for this Section 3.4(a), be subject to the excise tax imposed by Code Section 4999, then Employee's payments and benefits under this Agreement shall be either (A) paid in full, or (B) reduced and payable only as to the maximum amount which would result in no portion of such payments and benefits being subject to excise tax under Code Section 4999, whichever results in the receipt by Employee on an after-tax basis of the greatest amount of Total Payment (taking into account the applicable federal, state and local income taxes, the excise tax imposed by Code Section 4999 and all other taxes (including any interest and penalties) payable by Employee). If a reduction of the Total Payment is necessary, Employee shall be entitled to select which payments or benefits will be reduced and the manner and method of any such reduction of such payments and benefits. Within 30 days after the amount of any required reduction in payments and benefits is finally determined under Section 3.4(c), Employee shall notify the Company in writing regarding which payments and benefits are to be reduced. If no notification is given by Employee, the Company will determine which payments and benefits to reduce. If, as a result of any reduction required by this Section 3.4(a), amounts previously paid to Employee exceed the amount to which Employee is entitled, Employee will promptly return the excess amount to the Company.

        (b)  If the Total Payment constitutes a "parachute payment" as defined in Code Section 280G and exceeds three times Employee's "base amount" as defined under Code Section 280G(b)(3) by 10% or more of three times Employee's base amount, the Company shall provide to Employee, in cash, an additional payment in an amount to cover the full excise tax due under Code Section 4999, plus Employee's state and federal income, employment, excise, and other taxes (including interest and penalties) on this additional payment (the "Gross-Up Payment"). Any amount payable under this Section 3.4(b) shall be paid as soon as possible following the date of Employee's termination, but in no event later than 30 days after such date.

        (c)  All determinations required to be made under this Section 3.4, including whether reductions are necessary or whether a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be used in determining such Gross-Up Payment, shall be made by the accounting firm used by the Company and/or the members of the Company Group at the time of such determination (the "Accounting Firm"). The Accounting Firm shall provide detailed supporting calculations both to the Company and to Employee within 15 business days of the receipt of notice from the Company or Employee that there has been a termination of Employee's employment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the Person effecting the change in control transaction, Employee may appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company.

        (d)  In the event Employee is entitled to a Gross-Up Payment under Section 3.4(b) and the Internal Revenue Service subsequently increases the excise tax computation described in Section 3.4(b), the Company shall reimburse Employee for the full amount necessary to make Employee whole on an after-tax basis (less any amounts received by Employee that Employee would not have received had the computations initially been computed as subsequently adjusted), including the value of any underpaid excise tax, and any related interest and/or penalties due to the Internal Revenue Service.

ARTICLE IV
Termination of Employment

        4.1.    Term and Termination.

        (a)  Subject to Section 4.1(b) and Section 4.1(c), the term of this Agreement shall commence as of the Effective Date, and shall continue for a period of two (2) years. Commencing on the first anniversary of the date of this Agreement, on a daily basis, the term of this Agreement shall be automatically extended by one additional day (such that the remaining term of this Agreement shall be one year) until Employee's employment hereunder shall have terminated pursuant to this Section 4.1.

        (b)  Notwithstanding Section 4.1(a), this Agreement shall terminate immediately upon the death, Disability (as hereinafter defined) or adjudication of legal incompetence of Employee, or upon the Company's ceasing to carry on its business or becoming bankrupt.

        (c)  Notwithstanding Section 4.1(a), the Company may terminate Employee's employment at any time for Cause or without Cause; provided, however, that in no event shall the Company be entitled to terminate Employee's employment hereunder unless the Board shall adopt, by the affirmative vote of at least a majority of the entire membership of the Board (excluding Employee, if Employee is then a member of the Board), a resolution authorizing such termination.

        (d)  In the event that (1) the Company elects to terminate Employee's employment with the Company for Cause or the Company's ceasing to carry on its business or becoming bankrupt or

(2) Employee terminates his employment with the Company other than for Good Reason, the Company shall pay or provide to Employee:

            (i)  such Base Salary as Employee shall have earned up to the date of his termination; and

          (ii)  such other fringe benefits normally provided to employees of the Company as Employee shall have earned up to the date of his termination.

        (e)  In the event that (1) the Company elects to terminate Employee's employment with the Company during the term hereof referred to in Section 4.1(a) and such termination is without Cause, (2) Employee's employment is terminated as a result of the death, Disability, adjudication of legal incompetence of Employee, (3) Employee terminates his employment for Good Reason or (4) Employee's employment is terminated as a result of a Change in Control, the Company shall pay to Employee:

            (i)  the unpaid amount of Employee's Base Salary for the remainder of the term of this Agreement, which amounts shall be paid at the regularly scheduled times, as if such termination or Change in Control had not occurred;

          (ii)  any bonuses earned by Employee under any incentive plans under which Employee is a participant up to the date of such termination or Change in Control; and

          (iii)  such other fringe benefits (other than any bonus, severance pay benefit or participation in the Company's 401(k) employee benefit plan) normally provided to employees of the Company as Employee shall have earned up to the date of his termination or Change in Control; and

          (iv)  Employee shall be entitled to continue his participation in any health plans of the Company for the remainder of the term of this Agreement.

The amount payable to Employee under this Section 4.1(e) is in lieu of, and not in addition to, any severance payment due or to become due to Employee under any separate agreement or contract between Employee and the Company or pursuant to any severance payment plan, program or policy of the Company or any other member of the Company Group (collectively, "Severance Plan"). Any severance amounts received by Employee under a Severance Plan shall be applied as an offset to (reduce or eliminate, as the case may be) any future payments otherwise to be made to Employee under this Section 4.1(e); i.e., no additional payments shall be made under this Section 4.1(e) until the aggregate amount of the offsets hereunder equals the severance amounts received by Employee under the Severance Plan.

        (f)    Nothing in this Agreement shall prevent or limit Employee's continuing or future participation in any plan, program, policy or practice provided by the Company for which Employee may qualify, nor shall anything herein limit or otherwise affect such rights as Employee may have under any other contract or agreement with the Company or any other member of the Company Group. Amounts which are vested benefits or which Employee is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company at or subsequent to the termination of Employee's employment shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement; provided, however, the time period after such termination shall not be credited as continued employment of Employee for any purpose under any such plan, policy, practice or program.

ARTICLE V
Confidential Information and Non-Competition

        5.1.    Covenant Not to Disclose Confidential Information.     Employee acknowledges that during the course of his employment with the Company he has or will have access to and knowledge of certain information and data that the Company or other members of the Company Group consider confidential and that the release of such information or data to unauthorized persons would be extremely detrimental to the Company Group. As a consequence, Employee hereby agrees and acknowledges that he owes a duty to the Company not to disclose, and agrees that, during or after the term of his employment, without the prior written consent of the Company, he will not communicate, publish or disclose, to any person anywhere or use any Confidential Information (as hereinafter defined) for any purpose other than carrying out his duties as contemplated by this Agreement. Employee will use his best efforts at all times to hold in confidence and to safeguard any Confidential Information from falling into the hands of any unauthorized person and, in particular, will not permit any Confidential Information to be read, duplicated or copied. Notwithstanding the foregoing, Employee may disclose such Confidential Information to the extent required by applicable law or as a consequence of any judicial or regulatory proceeding, based upon the opinion of legal counsel and only after Employee has requested that such Confidential Information be preserved to the maximum extent practicable. Employee will return to the Company all Confidential Information in Employee's possession or under Employee's control when the duties of Employee no longer require Employee's possession thereof, or whenever the Company shall so request, and in any event will promptly return all such Confidential Information if Employee's relationship with the Company is terminated for any or no reason and will not retain any copies thereof. For purposes hereof, the term "Confidential Information" shall mean any information or data used by or belonging or relating to the Company or any other member of the Company Group that is not known generally to the industry in which any member of the Company Group is or may be engaged (other than as a result of disclosure by Employee in violation of this Agreement), including without limitation, any and all trade secrets, proprietary data and information relating to any member of the Company Group's past, present or future business and products, price lists, customer lists, processes, procedures or standards, know-how, manuals, business strategies, records, drawings, specifications, designs, financial information, whether or not reduced to writing, or information or data that the Company or any other member of the Company Group advises Employee should be treated as confidential information.

        5.2.    Covenant Not to Compete.

        (a)  In partial consideration for the Company's agreement to provide Employee access to Confidential Information and the other benefits provided by this Agreement, Employee agrees that while employed by the Company and until the later to occur of one (1) year after the termination of such employment (for any reason) or the date on which the Company is no longer obligated to make payments to Employee under this Agreement (the "Restricted Period"), Employee shall not, unless Employee receives the prior written consent of the Board, own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as an officer, employee, partner, stockholder, consultant or otherwise, any Person that competes with any member of the Company Group in the (i) purchasing, selling, brokering or marketing of natural gas, including, without limitation, locating buyers and sellers, preparing and negotiating purchase and sales contracts with the natural gas producers from which any member of the Company Group purchased natural gas, or any customer of any member of the Company Group to which such member has sold gas during the 12-month period preceding the termination of such employment; (ii) the gathering, treating, processing, and/or transporting natural gas within a ten (10) mile radius of any plant, equipment or facilities owned, leased (as lessor or lessee) or operated by any member of the Company Group as of the date of the termination of such employment; (iii) treating of natural gas for the removal of carbon dioxide, hydrogen sulfide, or other contaminants in the states of Texas, Louisiana, Oklahoma and any state in which any member of the Company Group owns or operates a natural gas treating facility as of the date of the termination of such employment; (iv) brokering, marketing, purchase for resale, purchase for inventory (i.e., any purchase other than immediate use in projects not otherwise restricted under the terms hereof), sale or lease (as lessor) of new or used equipment for treating natural gas for the removal of carbon dioxide, hydrogen sulfide, or other contaminant; and (v) owning or operating of a business or facility that is engaged or will engage in the business of fabricating new or refurbishing used amine-treating facilities; provided, however, that following Employee's termination of employment the foregoing restriction shall apply only to (A) those areas where any member of the Company Group was actually doing business on the date of such termination of employment and (B) those areas in respect of which any member of the Company Group actively and diligently conducted at any time during the 12-month period ended on such date of termination an analysis to determine whether or not it would commence doing business in such areas but, in the case of each such area the foregoing restriction shall cease to apply when each member of the Company Group ceases to actively conduct business (disregarding any temporary stoppages) in such area or, if applicable, abandons its intent to conduct business in such area.

        (b)  Employee has carefully read and considered the provisions of this Section 5.2 and, having done so, agrees that the restrictions set forth in this Section 5.2 (including the Restricted Period, scope of activity to be restrained and the geographical scope) are fair and reasonable and are reasonably required for the protection of the interests of the Company Group and their respective officers, directors, employees, creditors, partners, members and stockholders. Employee understands that the restrictions contained in this Section 5.2 may limit his ability to engage in a business similar to the business of any member of the Company Group, but acknowledges that he will receive sufficiently high remuneration and other benefits from the Company hereunder to justify such restrictions.

        (c)  During the Restricted Period, Employee shall not, whether for his own account or for the account of any other Person (excluding the members of the Company Group), intentionally (i) solicit, endeavor to entice or induce any employee of any member of the Company Group to terminate his employment with such member or accept employment with anyone else or (ii) interfere in a similar manner with the business of the Company Group.

        (d)  It is specifically agreed that the Restricted Period, during which the agreements and covenants of Employee made herein shall be effective, shall be computed by excluding from such computation any time which Employee is in violation of any provision of this Section 5.2.

        (e)  In the event that any provision of this Section 5.2 relating to the Restricted Period and/or the areas of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period or areas such court deems reasonable and enforceable, the Restricted Period and/or areas of restriction deemed reasonable and enforceable by the court shall become and thereafter be the maximum time period and/or areas.

        5.3.    Specific Performance.     Recognizing that irreparable damage will result to the Company in the event of the breach or threatened breach of any of the foregoing covenants and assurances by Employee contained in this Article V, and that the Company's remedies at law for any such breach or threatened breach will be inadequate, the Company and its successors and assigns, in addition to such other remedies that may be available to them, shall be entitled to an injunction, including a mandatory injunction, to be issued by any court of competent jurisdiction ordering compliance with this Agreement or enjoining and restraining Employee, and each and every person, firm or company acting in concert or participation with him, from the continuation of such breach and, in addition thereto, he shall pay to the Company all ascertainable damages, including costs and reasonable attorneys' fees sustained by the Company or any other member of the Company Group by reason of the breach or threatened breach of said covenants and assurances. The obligations of Employee and the rights of the Company, its successors and assigns under this Article V and Section 6.7 shall survive the termination of this Agreement. The covenants and obligations of Employee set forth in this Article V are in addition to and not in lieu of or exclusive of any other obligations and duties of Employee to the Company Group, whether express or implied in fact or in law.

ARTICLE VI
Miscellaneous

        6.1.    Satisfaction of Obligations.     The Company shall use its commercially reasonable efforts to obtain from the Partnership, to the extent permitted under all agreements and other documents to which the Company, the Partnership and/or other members of the Company Group are then subject, all funds necessary to satisfy the Company's obligations to Employee under this Agreement.

        6.2.    Severability.     The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

        6.3.    No Breach.     Employee represents and warrants to the Company that neither the execution nor delivery of this Agreement, nor the performance of Employee's obligations hereunder will conflict with, or result in a breach of, any term, condition, or provision of, or constitute a default under, any obligation, contract, agreement, covenant or instrument to which Employee is a party or under which Employee is bound, including without limitation, the breach by Employee of a fiduciary duty to any former employers.

        6.4.    Entire Agreement; Amendment.     This Agreement cancels and supersedes all previous agreements relating to the subject matter of this Agreement, written or oral, between the parties hereto and their respective affiliates and contains the entire understanding of the parties hereto and shall not be amended, modified or supplemented in any manner whatsoever except as otherwise provided herein or in writing signed by each of the parties hereto. Failure of the Company to demand strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of the term, covenant or condition, nor shall any waiver or relinquishment by the Company of any right or power hereunder at any one time or more times be deemed a waiver or relinquishment of the right or power at any other time or times.

        6.5.    Governing Law.     This Agreement and all rights and obligations of the parties hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the State of Texas applicable to agreements made and to be performed entirely within the State, including all matters of enforcement, validity and performance.

        6.6.    Notices.     All notices and all other communications provided for in the Agreement shall be in writing and addressed (i) if to the Company, at its principal office address or such other address as it may have designated by written notice to Employee for purposes hereof, directed to the attention of the Board with a copy to the Secretary of the Company and (ii) if to Employee, at his residence address on the records of the Company or to such other address as he may have designated to the Company in writing for purposes hereof. Each such notice or other communication shall be deemed to have been duly given when personally delivered or sent by United States registered mail, return receipt requested, postage prepaid, or by a nationally recognized overnight delivery service, with delivery confirmed.

        6.7.    Assignment.     This Agreement is personal and not assignable by Employee but it may be assigned by the Company without notice to or consent of Employee to, and shall thereafter be binding upon and enforceable by, any member of the Company Group and any person that shall acquire or succeed to substantially all of the business or assets of any member of the Company Group (and such person shall be deemed included in the definition of the "Company" and the "Company Group" for all purposes of this Agreement) but is not otherwise assignable by the Company.

        6.8.    Tax Withholdings.     The Company shall withhold from all payments hereunder all applicable taxes (federal, state or other) that it is required to withhold therefrom unless Employee has otherwise paid (or made other arrangements satisfactory) to the Company the amount of such taxes.

        6.9.    Employment with Affiliates.     For purposes of this Agreement, employment with any member of the Company Group shall be deemed to be employment with the Company.

        6.10.    Expenses.     If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

        6.11.    Counterparts.     This Agreement may be executed in or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the Company has caused this Employment Agreement to be duly executed, and Employee has hereunto set his hand, as of the day and year first above written.

CROSSTEX ENERGY GP, LLC
By:

Name:

Title:

EMPLOYEE:

Name:

Schedule Pursuant to Item 601

Name	Position	Annual Base Salary
Barry E. Davis	President, Chief Executive Officer	$201,500
James R. Wales	Executive Vice President—Midstream Division	$171,064
A. Chris Aulds	Executive Vice President—Treating Division	$171,064
Jack M. Lafield	Senior Vice President—Business Development	$160,875
William W. Davis	Senior Vice President, Chief Financial Officer	$160,875
Michael P. Scott	Senior Vice President—Engineering and Operations	$134,304

QuickLinks

  Exhibit 10.6
CROSSTEX ENERGY GP, LLC EMPLOYMENT AGREEMENT
ARTICLE I Definitions and Interpretations
  1.1. Definitions.
  1.2. Interpretations.
ARTICLE II Employment of Employee
  2.1. Employment.
  2.2. Position and Duties.
  2.3. Devotion of Time.
  2.4. Place of Employment.
ARTICLE III Compensation and Benefits
  3.1. Compensation; Bonus.
  3.2. Reimbursement of Expenses.
  3.3. Additional Benefits.
  3.4. Gross Up Payment
ARTICLE IV Termination of Employment
  4.1. Term and Termination.
ARTICLE V Confidential Information and Non-Competition
  5.1. Covenant Not to Disclose Confidential Information.
  5.2. Covenant Not to Compete.
  5.3. Specific Performance.
ARTICLE VI Miscellaneous
  6.1. Satisfaction of Obligations.
  6.2. Severability.
  6.3. No Breach.
  6.4. Entire Agreement; Amendment.
  6.5. Governing Law.
  6.6. Notices.
  6.7. Assignment.
  6.8. Tax Withholdings.
  6.9. Employment with Affiliates.
  6.10. Expenses.
  6.11. Counterparts.
Schedule Pursuant to Item 601